                                       LEASE

                    THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,
                              A NEW JERSEY CORPORATION
                                   (AS LANDLORD)

                                         AND

                           FIRSTWORLD COMMUNICATIONS, INC.,
                               A DELAWARE CORPORATION
                                    (AS TENANT)

                                       LEASE

                    THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,
                              a New Jersey Corporation
                                   (as Landlord)

                                         and

                           FIRSTWORLD COMMUNICATIONS, INC.,
                               a Delaware Corporation
                                    (as Tenant)

  1.    PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
  2.    TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
  3.    RENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
  4.    COMPLETION OR REMODELING OF THE PREMISES . . . . . . . . . . . . .2
  5.    OPERATING EXPENSES AND TAXES . . . . . . . . . . . . . . . . . . .2
  6.    SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
  7.    QUIET ENJOYMENT  . . . . . . . . . . . . . . . . . . . . . . . . 11
  8.    DEPOSIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  9.    CHARACTER OF OCCUPANCY . . . . . . . . . . . . . . . . . . . . . 11
  10.   MAINTENANCE, ALTERATIONS AND REENTRY BY LANDLORD . . . . . . . . 12
  11.   ALTERATIONS AND REPAIRS BY TENANT  . . . . . . . . . . . . . . . 12
  12.   MECHANICS' LIENS . . . . . . . . . . . . . . . . . . . . . . . . 14
  13.   SUBLETTING AND ASSIGNMENT  . . . . . . . . . . . . . . . . . . . 14
  14.   DAMAGE TO PROPERTY . . . . . . . . . . . . . . . . . . . . . . . 17
  15.   INDEMNITY TO LANDLORD  . . . . . . . . . . . . . . . . . . . . . 17
  16.   SURRENDER AND NOTICE . . . . . . . . . . . . . . . . . . . . . . 18
  17.   INSURANCE, CASUALTY, AND RESTORATION OF PREMISES . . . . . . . . 18
  18.   CONDEMNATION . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  19.   DEFAULT BY TENANT  . . . . . . . . . . . . . . . . . . . . . . . 20
  20.   DEFAULT BY LANDLORD  . . . . . . . . . . . . . . . . . . . . . . 24


  21.   SUBORDINATION AND ATTORNMENT . . . . . . . . . . . . . . . . . . 24
  22.   REMOVAL OF TENANT'S PROPERTY . . . . . . . . . . . . . . . . . . 25
  23.   HOLDING OVER: TENANCY MONTH-TO-MONTH . . . . . . . . . . . . . . 25
  24.   PAYMENTS AFTER TERMINATION . . . . . . . . . . . . . . . . . . . 25
  25.   STATEMENT OF PERFORMANCE . . . . . . . . . . . . . . . . . . . . 26
  26.   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . 26
  27.   AUTHORITIES FOR ACTION AND NOTICE  . . . . . . . . . . . . . . . 29
  28.   RULES AND REGULATIONS  . . . . . . . . . . . . . . . . . . . . . 30
  29.   PARKING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  30.   SUBSTITUTE PREMISES  . . . . . . . . . . . . . . . . . . . . . . 30
  31.   BROKERAGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  32.   TIME OF ESSENCE  . . . . . . . . . . . . . . . . . . . . . . . . 30
  33.   OPTION TO EXTEND . . . . . . . . . . . . . . . . . . . . . . . . 30
  34.   SIGNAGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
  35.   RIGHT OF FIRST REFUSAL . . . . . . . . . . . . . . . . . . . . . 31
  EXHIBIT A FLOOR PLAN . . . . . . . . . . . . . . . . . . . . . . . . . 34
  EXHIBIT B LEGAL DESCRIPTION  . . . . . . . . . . . . . . . . . . . . . 35
  EXHIBIT C COMMENCEMENT CERTIFICATE . . . . . . . . . . . . . . . . . . 36
  EXHIBIT D RULES AND REGULATIONS  . . . . . . . . . . . . . . . . . . . 37


                                OFFICE BUILDING LEASE

     THIS LEASE is made this 1st day of December, 1998 by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation
("Landlord") and FIRSTWORLD COMMUNICATIONS, INC., a Delaware corporation ("Tenant").

                               W I T N E S S E T H:

     1. PREMISES. In consideration of the payment of rent and the keeping and performance of the covenants and agreements by Tenant, as hereinafter set forth, Landlord hereby leases and demises unto Tenant the premises located on the second floor of the Building known as Suite 208, comprised of approximately 7,108 rentable square feet (hereinafter referred to as the "Premises"), as depicted on the plat hereto attached as Exhibit A, and being a part of the building known as Paragon Building, located at 7100 East Belleview Avenue, Englewood, Colorado (the "Building"), together with a non-exclusive right, subject to the provisions hereof, to use all appurtenances thereto, including, but not limited to, any plazas, common areas, or other areas on the real property (described more particularly on Exhibit B "Real Property") designated by Landlord for the exclusive or non-exclusive use of the tenants of the Building. The Building, Real Property, plazas, common areas, other areas, and appurtenances are hereinafter collectively sometimes called the "Building Complex."

     2. TERM. The term of the Lease shall commence at 12:01 a.m. on the earlier of (i) the 1st day of December, 1998 or (ii) such date as Landlord delivers possession of the Premises to Tenant and shall terminate at 12:00 midnight on the 30th day of November, 1999 (said term is referred to herein as the "Primary Lease Term"). The term of the Lease may be extended pursuant to Paragraph 33 hereof and, if so extended, any references in this Lease to the "Term" shall include the Extension Term.

     3. RENT. Tenant shall pay the annual rental (the "Base Rent") for the Primary Lease Term, payable in monthly installments due on the first day of each month during the term hereof, as follows:


             TERM            MONTHLY         ANNUAL
             ----            RENTAL          RENTAL
                             ------          ------
        December 1, 1998 -  $11,254.33     $135,051.96
        November 30, 1999


     The Base Rent for the Extension Term shall be as set forth in Paragraph 33 hereof. If the initial or final month of the term of this Lease is less than a calendar month, Base Rent for such partial month shall be prorated at the rate of one-thirtieth of the monthly Base Rent for each day. All rents shall be paid in advance, without notice, set off, abatement, or diminution, at the office of Landlord in Englewood, Colorado, or at such place as Landlord from time to time designates in writing.

     4.   COMPLETION OR REMODELING OF THE PREMISES.

          A. Landlord shall have no obligation for the completion or remodeling of the Premises, and Tenant shall accept the Premises in their "as is" condition on the date the Primary Lease Term commences. If Landlord is delayed in delivering the Premises to Tenant due to the failure of a prior occupant to vacate the same, then the obligation for the payment of rent and the commencement of the Primary Lease Term hereof shall be postponed until Landlord delivers the Premises to Tenant whereupon all of the covenants, conditions, and agreements contained herein shall be in full force and effect. The postponement of Tenant's obligation to pay rent and other sums hereunder shall be in full settlement of all claims which Tenant may otherwise have by reason of such delay of delivery.

          B. If the commencement of the Primary Lease Term is delayed pursuant to subparagraph A above, and such commencement date would otherwise occur on other than the first day of the month, the commencement date of the Primary Lease Term shall be further delayed until the first day of the following month and Tenant shall pay proportionate rent at the same monthly rate set forth herein (also in advance) for such partial month. In the event said commencement date is so delayed, the expiration of the term hereof shall be extended so that the Primary Lease Term will continue for the full period set forth in Paragraph 2 hereof. As soon as the Primary Lease Term commences, Landlord and Tenant shall execute a commencement certificate in the form attached hereto as EXHIBIT C, which may be requested by either party, setting forth the exact date on which the Primary Lease Term commenced and the expiration date of the Primary Lease Term.

          C. Taking possession of the Premises by Tenant shall be conclusive evidence as against Tenant that the Premises were in the condition agreed upon between Landlord and Tenant and acknowledgment of satisfactory completion of any fix-up or remodeling, as the case may be, which Landlord has agreed in writing to perform.

     5.   OPERATING EXPENSES AND TAXES.

          In addition to Base Rent, Tenant shall reimburse Landlord for certain of the Taxes and Operating Expenses of the Building Complex, such reimbursement to be in the manner, at the times, and in the amounts set forth in this Section 5.

          A. TAXES. If the amount of Taxes billed for any calendar year beginning with the calendar year 2000 and falling partly or wholly within the Term of this Lease shall be in excess of the Taxes for the calendar year 1999 (the "Tax Base Amount"), then the Rent payable by Tenant for such year shall be increased by Tenant's pro rata share ("Pro Rata Share") of such difference, such Pro Rata Share being 4.2 percent and such share calculated on the basis that the rentable area of floor space in the Premises (approximately 7,108 rentable square feet) bears to the total rentable area of floor space in the Building as of the date hereof (approximately 169,757 square feet). If there is a change in the total Building rentable area as a result of an addition to the Building, partial destruction, modification or similar cause, which event causes a reduction or increase on a permanent basis, Landlord shall cause adjustments in the computations as shall be necessary to provide for any such changes. Landlord's system for measurement applied to all tenants shall be used to determine rentable area. In determining the amount of Taxes for any calendar year, the amount of special assessments to be included shall be limited to the amount of the installment (plus any interest payable thereon) of such special assessment which would have been required to have been paid during such calendar year if Landlord had elected to have such special assessment paid over the maximum period of time permitted by law, if such election is available to Landlord. Except as provided in the second sentence of Subsection 5.C.(1) hereof, all reference to Taxes "for" and "billed for" a particular calendar year shall be deemed to refer to Taxes levied, assessed, billed or otherwise imposed for such calendar year, without regard to the dates when any such Taxes are due and payable.

               As used in this Lease, the term "Taxes" means any and all general and special taxes and impositions of every kind and nature whatsoever levied, assessed, or imposed upon, or with respect to, the Building Complex, any leasehold improvements, fixtures, installations, additions, and equipment whether owed by Landlord or Tenant, or either because of or in connection with the Landlord's ownership, leasing, and operation of the Building and the Property, including, without limitation, real estate taxes, personal property taxes, sewer rents, water rents, general or special assessments, and duties or levies charged or levied upon or assessed against the Building and the Property and personal property, transit taxes, all costs and expenses (including legal fees and court costs) charged for the protest or reduction of property taxes or assessments in connection with the Property and the Building, or any tax or excise on rent or any other tax (however described) on account of rental received for use and occupancy of any or all of the Building, and the Property, whether any such taxes are imposed by the United States, the State of Colorado, the County of Denver, or any local governmental municipality, authority, or agency or any political subdivision of any thereof. Taxes shall not include any net income, capital stock, succession, transfer, franchise, gift, estate, and inheritance taxes; provided, however, if at any time during the Term hereof, a tax or excise on rents or income or other tax, however described (herein called "Rent Tax"), is levied or assessed by the State of Colorado or any political subdivision thereof, on account of the Rent hereunder or the interest of Landlord under this Lease, such Rent Tax shall constitute Taxes; provided, further, in no event shall Tenant be obligated (i) to pay for any calendar year any greater amount by way of such Rent Tax than would have been payable by Tenant had the rentals paid to Landlord under all Building leases (being the rentals upon which such Rent Tax is imposed) had been the sole taxable income of Landlord for the calendar year in question, or (ii) to pay or to reimburse Landlord for any tax of any kind assessed against Landlord on account of any such Rent Tax having been reimbursed to Landlord.

          B. OPERATING EXPENSES. If, in any calendar year falling partly or wholly within the Term of this Lease, the Operating Expenses paid or accrued by Landlord shall be higher than Landlord's Operating Expenses for the calendar year 1999 (the "Operating Expense Base Amount"), then the Rent payable by Tenant for such calendar year shall be increased by an amount equal to Tenant's Pro Rata Share of such difference calculated on the basis of the percentage set forth in Subsection 5.A. above.

               As used in this Lease, the term "Operating Expenses" means any and all expenses, costs, and disbursements (other than Taxes) of every kind and nature whatsoever, which are paid or accrued by Landlord in connection with the leasing, management, maintenance, operation, or repair of the Building Complex (including, without limitation):

               (a) Costs of supplies, including, but not limited to, the cost of relamping all lighting installed as a part of the Building Standard work or located in common areas of the Building Complex. "Building Standard" means the level of tenant finish improvements or the level of Building services, as the context may require, customarily offered from time to time by Landlord to all tenants of the Building;

               (b) Costs incurred in connection with obtaining and providing energy for the Building Complex, including, but not limited to, costs of propane, butane, natural gas, steam, electricity, solar energy, fuel oils, coal or any other energy sources;

               (c) Costs of water and sanitary and storm drainage services;

               (d) Costs of janitorial and security services;

               (e) Costs of general maintenance and repairs, including costs under climate control and other mechanical maintenance contracts and repairs and replacements of equipment used in connection with such maintenance and repair work;

               (f) Costs of maintenance and replacement of landscaping;

               (g) Insurance premiums, including fire and all-risk coverage, together with loss of rent endorsement, the part of any claim required to be paid under the deductible portion of any insurance policies carried by Landlord in connection with the Building Complex (where Landlord is unable to obtain insurance without such deductible from a major insurance carrier at reasonable rates), public liability insurance and any other insurance carried by Landlord on the Building Complex or any component parts thereof (all such insurance shall be in such amounts as may be required by any Mortgagee, as defined in Section 20 hereof, or as Landlord may reasonably determine);

               (h) Labor costs associated with operation and maintenance of the Building Complex, including wages and other payments, costs to Landlord of workmen's compensation and disability insurance, payroll taxes, welfare fringe benefits, and all legal fees and other costs or expenses incurred in resolving any labor dispute associated with the operation and maintenance of the Building Complex;

               (i) Professional building management fees including rental for the Manager's office space and costs of supplying the Manager with necessary office equipment and storage space in the Building;

               (j) Legal, accounting, inspection, and other consultation fees (including, without limitation, fees charged by consultants retained by Landlord for services that are intended to produce a reduction in Operating Expenses, reduce the rate of increase in Operating Expenses or to reasonably improve the operation, maintenance or state of repair of the Building Complex) incurred in the ordinary course of operating the Building Complex;

               (k) The costs of capital improvements and structural repairs and replacements made in or to the Building Complex in order to conform to any applicable laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building Complex (herein "Required Capital Improvements") and the costs of any capital improvements and structural repairs and replacements designed primarily to reduce Operating Expenses or to reduce the rate of increase in Operating Expenses (herein "Cost Savings Improvements"). The expenditures for Required Capital Improvements and Cost Savings Improvements shall be reimbursed to Landlord in equal installments over the useful life of such capital improvement or structural repair or replacement (as determined by Landlord) together with interest on the balance of the reimbursed expenditure at the Prime Rate in effect on the date the expenditure was incurred by Landlord, plus three percent (3%); provided, however, that the amount to be reimbursed by Tenant for any Cost Savings Improvement shall be limited in any year to the reduction or estimated savings in Operating Expenses as a result thereof;

               (l) Costs incurred by Landlord or its agents in engaging experts or other consultants to assist them in making the computations required hereunder; and

               (m) Rental payments or acquisition costs, allocated over the useful life, for machinery or equipment, including vehicles, necessary to timely and economically perform the cleaning and maintenance functions imposed on Landlord together with the interest on such acquisition costs at the Prime Rate in effect as of the acquisition date on the balance of the unrecovered acquisition costs over the useful life of such machinery or equipment.

     "OPERATING EXPENSES" shall NOT include:

               (1) Costs of work, including painting and decorating and tenant change work, which Landlord performs for any tenant or in any tenant's space in the Building other than work of a kind a scope which Landlord would be obligated to furnish to all tenants whose leases contain a rental adjustment provision similar to this one;

               (2) Costs of repairs or other work occasioned by fire, windstorm or other insured casualty to the extent of insurance proceeds received;

               (3) Leasing commissions, advertising expenses, and other costs incurred in leasing space in the Building;

               (4)  Costs of repairs or rebuilding necessitated by condemnation;

               (5) Any interest on borrowed money or debt amortization, except as specifically set forth above;

               (6)  Depreciation on the Building Complex;

               (7) Any settlement, payment or judgment incurred by Landlord or the Building manager due to their willful misconduct or gross negligence, as established by a court of law, which is not covered by insurance proceeds; or

               (8) Cost of any damage to the Building Complex caused directly by Landlord's willful misconduct or gross negligence, as established by a court of law, which is not covered by insurance proceeds.

          Notwithstanding anything contained herein to the contrary, if any lease entered into by Landlord with any tenant in the Building is on a so-called "net" basis, or provides for a separate basis of computation for any Operating Expenses with respect to its leased premises, then, to the extent that Landlord, in its sole judgment, determines that an adjustment should be made in making the computations herein provided for to appropriately allocate the Operating Expenses among the tenants, Landlord shall be permitted to modify the computation of Taxes, Operating Expense Base Amount, rentable area, and/or Operating Expenses for a particular calendar year in order to eliminate or otherwise compensate for any such expenses which are paid for in whole or in part by such tenant. Furthermore, in making any computations contemplated hereby, Landlord shall also be permitted to make such adjustments and modifications to the provisions of this Section 5 as shall be reasonably necessary to achieve the intention of the parties hereto.

          C. The adjustments provided for in Subsections 5.A. to Taxes shall be made as follows:

               (1) In the case of calculations made pursuant to Subsection 5.A. above, such calculation shall be made promptly following receipt by Landlord of the bills (meaning in the case of annual general real estate taxes, the statement for same) for Taxes for each calendar year in question. In the event of a subsequent adjustment of Taxes for a previous calendar year by the taxing authority which adjustment has resulted in a corresponding adjustment payment by or to Landlord, the same shall constitute an adjustment to Taxes paid during the calendar year when such adjustment payment is made. If, pursuant to such calculations, the Tenant's Pro Rata Share of Taxes due as adjusted by the taxing authority are more than the Tenant's Pro Rata Share of the Taxes paid by Tenant, Tenant shall pay to Landlord, within fifteen (15) days following the furnishing (the "upward adjustment date") of each such calculation to Tenant, Tenant's Pro Rata Share of such difference.

               (2) Commencing with the first calendar month next succeeding each upward adjustment date, Tenant shall pay to Landlord on the first day of each calendar month until the next upward adjustment date (which period between adjustment dates is herein called a "Tax Deposit Year") one-twelfth of the amount of Tenant's Pro Rata Share of the excess (the "Tax Excess") of: (i) Taxes most recently billed (as reported in the calculation furnished pursuant to foregoing clause A(1) above over (ii) the Tax Base Amount, and shall also pay with each such first monthly payment for a Tax Deposit Year an amount equal to one-twelfth of Tenant's Pro Rata Share of such Tax Excess multiplied by the number of calendar months between (y) the month preceding the month in which Landlord received the bills for Taxes and (z) the first such monthly payment date. Amounts paid under this Subsection (2) in any Tax Deposit Year shall be credited against any amounts payable by Tenant under the foregoing Subsection
(1) on account of Taxes billed to Landlord for the same Tax Deposit Year, and provided there is any surplus remaining after the credit to Tenant and provided Tenant shall not then be in default under any of the provisions of this Lease, Landlord shall, at Landlord's option, either refund the amount of such surplus to Tenant within thirty (30) days following the end of such Tax Deposit Year or apply such surplus amount against any other amounts then due from Tenant to Landlord to the extent such surplus was actually received by Landlord from Tenant.

          D. The adjustments provided for in Subsections 5.B. to Operating Expenses shall be made as follows:

               (1) In the case of calculations made pursuant to Subsection 5.B. such calculation shall be made as promptly as practicable following each calendar year in question, and bills therefor shall be furnished to Tenant. Any subsequent adjustment of Operating Expenses for such calendar year which results in a corresponding adjustment payment by or to Landlord, shall constitute an adjustment to Operating Expenses during the calendar year when such adjustment is made. If, pursuant to such calculations, the Operating Expenses so paid exceed the Operating Expense Base Amount, Tenant shall pay Landlord within thirty (30) days of furnishing (the "upward adjustment date") of such calculation to Tenant, Tenant's Pro Rata Share of such difference, calculated on the basis of the percentage determined in Subsection 5.A.

               (2) As soon as practicable after the close of the calendar year in which the Commencement Date occurs, Landlord shall supply Tenant with written notice of Landlord's estimate of the Operating Expenses that will be incurred or accrued during such calendar year immediately following the calendar year of the Commencement Date (the "Initial Deposit Year") in excess of the Operating Base Cost Amount. On or before the first day of each month during such Initial Deposit Year, Tenant shall pay to Landlord one-twelfth of Tenant's Pro Rata Share of such estimated excess amount. If the monthly deposit amount is not determined in time for Tenant to make the first payment on January 1 of the Initial Deposit Year, then the first monthly payment shall be due on the first day of the month immediately following the date Landlord supplies Tenant with notice of the excess amount and the first monthly payment(s) shall also include a payment equal to one-twelfth of such additional sum multiplied by the number of calendar months which have elapsed during the Initial Deposit Year prior to the date Tenant makes its first payment. If the total of the estimated payments made by Tenant during the Initial

Deposit Year are less than Tenant's obligation under this Lease for Operating Expenses for such Initial Deposit Year, then Tenant, within thirty (30) days of the billing therefor, shall pay such deficiency to Landlord. In the event the total of the Tenant's estimated payments for the Initial Deposit Year exceed Tenant's obligation for excess Operating Expenses for such year, then the surplus shall be handled in the manner provided in the last sentence of Subsection 5.D.(3).

               (3) Commencing with the calendar year following the Initial Deposit Year and during each calendar year of the Term of this Lease, Tenant shall pay to Landlord on the first day of each month of each calendar year (hereinafter sometimes called an "Expense Deposit Year") one-twelfth of the amount, if any, of Tenant's Pro Rata Share of the excess of Operating Expenses paid during the preceding calendar year over the Operating Expense Base Amount. In the event the monthly amount so payable by Tenant during any calendar year is not determined until after January 1 of such calendar year, then until such monthly amount is determined, Tenant shall continue to pay a monthly amount equal to the monthly payments required of Tenant with respect to adjusted (estimated in the case of the Initial Deposit Year) Operating Expenses for the preceding calendar year, and when such current calendar year's monthly amount is so determined, Tenant shall, upon being advised thereof, pay any deficiency between the monthly payments theretofore made during such period and the current monthly payment; provided that in the first calendar year in which Tenant is required to pay additional sums for Operating Expenses under this subsection (3), the first monthly payment shall also include a payment equal to one-twelfth of such additional sum multiplied by the number of calendar months which have elapsed during such calendar year prior to the first monthly payment due date(s) for such additional sum. If the advice shows a surplusage rather than a deficiency between the amount paid and the amount due, and provided Tenant is not then in default under any of the provisions of this Lease, Landlord shall, at Landlord's option, either refund the amount of such surplusage to the Tenant within thirty (30) days following such advice, or apply such amount against any other amounts then due from Tenant to Landlord to the extent actually received by Landlord from Tenant.

          E.   AUDIT AND ADJUSTMENT PROCEDURES.

               (1) The annual determination and statement of Taxes and Operating Expenses shall be prepared in accordance with generally accepted accounting principles. In the event of any dispute as to any Rent due hereunder, Tenant shall have the right to inspect Landlord's accounting records relative to Taxes and Operating Expenses at the office in which Landlord maintains its records during normal business hours at any time within fifteen (15) days following the furnishing by Landlord to Tenant of such statement. Unless Tenant shall take written exception of any item in any such statement within such fifteen (15) day period, such statement shall be considered as accepted by Tenant. If Tenant makes such timely written exception, a certification as to the proper amount of Rent shall be made by a Certified Public Accountant designated by Landlord (which certification shall be final and conclusive). Tenant agrees to pay the cost of such certification unless it is determined that Landlord's original determination of both Taxes and Operating Expenses was in error by more than three percent (3%) over Tenant's actual obligation.

               (2) In the event of the termination of this Lease by expiration of the stated Term or for any other cause or reason prior to the determination of an adjustment to Rent permitted by this Lease, Tenant's agreement to pay its Pro Rata Share of increases in Taxes and Operating Expenses up to the time of termination shall survive termination of this Lease, and Tenant shall pay all amounts due to Landlord within fifteen (15) days after being billed therefor. In the event of termination of this Lease by expiration of the stated Term or for any other cause or reason whatsoever, except default by Tenant of any of the terms or provisions of this Lease, prior to the determination of adjustments as hereinabove set forth in Section 5, Landlord's agreement to refund any excess Rent paid by Tenant up to the time of termination shall survive termination of the Lease, and Landlord shall pay the amount due, adjusted by the amounts of any applicable offsets, to Tenant within fifteen (15) days of Landlord's determination of such amount. This covenant shall survive the expiration or termination of this Lease.

               (3) All calculations to be made under this Section 5 shall be made, furnished, handled, and (where applicable) billed separately.

               (4) Subject to the rights of Landlord hereunder, any refund to which Tenant may be entitled under the provisions of any of subsections 5.C.(1), 5.C.(2), 5.D.(1), 5.D.(2) and 5.D.(3) may not be used by Tenant to offset any payments of Base Rent or other payments then due or that become due Landlord under this Lease.

               (5) If the Term of this Lease commences on any day other than the first day of January, or if the Term of this Lease ends on any day other than the last day of December, any payment due to Landlord by reason of an increase in Taxes or Operating Expenses shall be prorated on the basis by which the number of days in such partial year bears to 365.

               (6) All sums which Tenant is required to pay or discharge pursuant to this Section 5 of this Lease in addition to Base Rent, together with any interest or other sums which may be added for late payment thereof, shall constitute "Rent" hereunder.

     6.   SERVICES.

          A. Subject to the provisions of subparagraph D below, Landlord, without charge, except as provided herein, and in accordance with standards from time to time prevailing for the Building, agrees: (1) to furnish running water at those points of supply for general use of tenants of the Building;
(2) to furnish to public areas of the Building Complex heated or cooled air (as applicable), electrical current, janitorial services, and maintenance to the extent Landlord deems necessary; (3) to furnish, during Ordinary Business Hours, as hereinafter defined, such heated or cooled air to the Premises as may, in the judgment of Landlord, be reasonably required for the comfortable use and occupancy of the Premises, provided that the recommendations of Landlord's engineer regarding occupancy and use of the Premises are complied with by Tenant and, with respect to cooled air, provided the same is used only for standard office use; (4) to furnish, subject to availability and capacity of building systems, unfiltered treated cooling tower water for use in Tenants' packaged HVAC systems, provided that such systems are equipped with Landlord-approved strainers, pumping systems and controls, and that such systems are connected only after approval of Landlord's engineer; (5) to provide, during Ordinary Business Hours, the general use of passenger elevators for ingress and egress to and from the Premises (at least one such elevator shall be available at all times, except in the case of emergencies or repair); (6) to provide janitorial services for the Premises to the extent of the Building Standard tenant finish work items contained therein (including such window washing of the outside of exterior windows as may, in the judgment of Landlord, be reasonably required), but unless and until the Building Standard changes, such janitorial services shall be provided after Ordinary Business Hours on Monday through Thursday and Sunday only, except for Legal Holidays; and (7) to cause electric current to be supplied to the Premises for all of Tenant's Standard Electrical Usage, as hereinafter defined. "Tenant's Standard Electrical Usage", as used herein, shall mean and refer to weekly electrical consumption in an amount equal to multiplying three and one-half (3.5) watts/square foot by fifty-nine (59) hours and by then multiplying the product thereof by the number of rentable square feet in the Premises. "Ordinary Business Hours" as used herein shall mean and refer to 7:00 a.m. to 6:00 p.m. Monday through Friday and 9:00 a.m. to 12:00 p.m. on Saturdays, Legal Holidays excepted. "Legal Holidays," as used herein, shall mean New Year's Day, Martin Luther King Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and such other national holidays as may be hereafter established by the United States Government.

          B. "Excess Usage" shall be defined as any usage of electricity (1) during other than Ordinary Business Hours; or (2) in an amount in excess of Tenant's Standard Electrical Usage; or (3) for "Special Equipment"; or (4) for any requirement for standard HVAC services during other than Ordinary Business Hours. "Special Equipment," as used herein, shall mean (a) any equipment consuming more than 0.5 kilowatts at rated capacity, (b) any equipment requiring a voltage other than 120 volts, single phase, or (c) equipment that requires the use of self-contained HVAC units. Tenant shall reimburse Landlord for reasonable costs incurred by Landlord in providing services for Excess Usage, which costs are subject to change from time to time. Such reasonable costs will include Landlord's costs for materials, additional wear and tear on equipment, utilities, and labor (including fringe and overhead costs). Computation of Landlord's cost for providing such services will be made by Landlord's engineer, based on his engineering survey of Tenant's Excess Usage. Tenant shall also reimburse Landlord for all costs of supplementing the Building HVAC System and/or extending or supplementing any electrical service, as Landlord may determine is necessary, as a result of Tenant's Excess Usage. Prior to installation or use by Tenant of any equipment which will result in Excess Usage or operation of the Premises for extended hours on an ongoing basis, Tenant shall notify Landlord of such intended installation or use and obtain Landlord's consent therefor. In addition to the foregoing, Tenant, at Tenant's option, upon such notice or at any time thereafter, may request Landlord, at Tenant's sole cost and expense, to install a check meter and/or flow meter to assist in determining the cost to Landlord of Tenant's Excess Usage. If Tenant desires electric current and/or heated or cooled air to the Premises during periods other than Ordinary Business Hours, Landlord will use reasonable efforts to supply the same, but at the expense of Tenant, at Landlord's standard rate as established by it, from time to time, for such services. Not less than forty-eight (48) hours' prior notice shall be given by Tenant to Landlord of Tenant's desire for such services. It is also understood and agreed that Tenant shall pay the cost of replacing light bulbs and/or tubes and ballast used in all lighting in the Premises other than Building Standard lighting.

          C. If Tenant requires janitorial services other than those required to be provided to other tenants of the Building Complex generally, Tenant shall separately pay for such services monthly upon billings by Landlord, or Tenant shall, at Landlord's option, separately contract for such services with the same company furnishing janitorial services to Landlord. Notwithstanding the foregoing, Tenant shall have the right, subject to Landlord's prior written consent and such rules, regulations and requirements as Landlord may impose (including but not limited to the requirement that such janitors belong to a trade union), to employ janitors, other than those employed by Landlord, to perform such additional services.

          D. Tenant agrees that Landlord shall not be liable for failure to supply any such heating, air conditioning, elevator, electrical, janitorial, lighting or other services, or during any period Landlord is required to reduce or curtail such services pursuant to any applicable laws, rules, or regulations, including regulations of any utility now or hereafter in force or effect, it being understood that Landlord may discontinue, reduce, or curtail such services, or any of them (either temporarily or permanently), at such times as it may be necessary by reason of accident, repairs, alterations, improvements, strikes, lockouts, riots, acts of God, application of applicable laws, statutes, or rules and regulations or due to any other happening beyond the control of Landlord. In the event of any interruption, reduction, or discontinuance of Landlord's services (either temporary or permanent), Landlord shall not be liable for damages to person or property as a result thereof nor shall the occurrence of any such event in any way be construed as an eviction of Tenant; or cause or permit an abatement, reduction or setoff of rent; or operate to release Tenant from any of Tenant's obligations hereunder.

          E. Tenant agrees to notify promptly the Landlord or its representative of any accidents or defects in the Building of which Tenant becomes aware including defects in pipes, electrical wiring, and HVAC equipment. In addition, Tenant shall provide Landlord with prompt notification of any matter or condition which may cause injury or damage to the Building or any person or property therein.

     7. QUIET ENJOYMENT. So long as Tenant is not in default under this Lease, Tenant shall be entitled to the quiet enjoyment and peaceful possession of the Premises, subject to the terms and provisions of the Lease.

     8.   DEPOSIT. Waived.

     9. CHARACTER OF OCCUPANCY. Tenant covenants and agrees to occupy the Premises as general offices (the "Permitted Use") and for no other purpose, and to use them in a careful, safe, and proper manner; to pay on demand for any damage to the Premises caused by misuse or abuse thereof by Tenant, Tenant's agents or employees, or of any other person entering upon the Premises under express or implied invitation of Tenant. Tenant, at Tenant's expense, shall comply with all laws, codes, rules, and regulations of the United States, the State of Colorado, and of the County of Arapahoe ("APPLICABLE LAWS"), now in effect, or which may hereafter be in effect, which shall impose any duty upon Landlord or Tenant with respect to the occupation or alteration of the Premises. Tenant shall not commit waste or suffer or permit waste to be committed or permit any nuisance on or in the Premises. Tenant agrees that it will not store, keep, use, sell, dispose of or offer for sale in, upon or from the Premises any article or substance which may be prohibited by any insurance policy in force from time to time covering the Building nor shall Tenant keep, store, produce or dispose of on, in or from the Premises or the Building any substance which may be deemed a hazardous substance or infectious waste under any state, local or federal rule, statute, law, regulation or ordinance as may be promulgated or amended from time to time.

     10.  MAINTENANCE, ALTERATIONS AND REENTRY BY LANDLORD.

          A. Unless otherwise expressly provided herein, Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Primary Lease Term, or any extension thereof, except:
(i) such repairs to HVAC, mechanical, life safety and electrical systems in the Premises (to the extent such systems are Building Standard) as may be deemed necessary by Landlord for normal maintenance operations of the Building Complex; and (ii) upkeep, maintenance, and repairs to all Common Areas in the Building Complex so long as the need for any such repair is not the result of Tenant's negligence.

          B. Tenant covenants and agrees to permit Landlord at any time to enter the Premises to examine and inspect the same or, if Landlord so elects, to perform any obligations of Tenant hereunder which Tenant shall fail to perform or to perform such cleaning, maintenance, janitorial services, repairs, additions, or alterations as Landlord may deem necessary or proper for the safety, improvement, or preservation of the Premises or of other portions of the Building Complex or as may be required by governmental authorities through any code, rule, regulation, ordinance, and/or law. Any such reentry shall not constitute an eviction or entitle Tenant to abatement of rent. Furthermore, Landlord shall at all times have the right at Landlord's election to make such alterations or changes in other portions of the Building Complex as Landlord may from time to time deem necessary and desirable as long as such alterations and changes do not unreasonably interfere with Tenant's use and occupancy of the Premises. Landlord may use one or more of the street entrances to the Building Complex and such public areas thereof as may be necessary, in Landlord's determination to complete such alterations or changes.

     11.  ALTERATIONS AND REPAIRS BY TENANT.

          A. Tenant covenants and agrees not to make any Alterations in or additions to the Premises, including installation of any equipment or machinery therein which requires modification of or additions to any existing electrical outlet or which would increase Tenant's usage of electricity beyond the Tenant's Standard Electrical Usage (all such alterations are referred to herein collectively as "Alterations") without in each such instance first obtaining the written consent of Landlord. Landlord's consent to any Alterations by Tenant or Landlord's approval of the plans, specifications and working drawings for Tenant's Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities now in effect or which may hereafter be in effect. Tenant, at its expense, shall pay all engineering and design costs incurred by Landlord attributable to the Alterations and obtain all necessary governmental permits and certificates required for any Alterations to which Landlord has consented and shall cause such alterations to be completed in compliance therewith and with all applicable laws and requirements of public authorities and all applicable requirements of Landlord's insurance carriers. All Alterations which Tenant is permitted to make shall be performed in a good and workmanlike manner, using new materials and equipment at least equal in quality to the original installations in the Premises. All repair and maintenance work required to be performed by Tenant pursuant to the provisions of subparagraph B below and any Alterations permitted by Landlord pursuant to the provisions hereof, including, but not limited to, any installations desired by Tenant for Tenant's telegraphic, telephonic or electrical connections, shall be done at Tenant's expense by Landlord's employees or, with Landlord's consent, by persons requested by Tenant and authorized in writing by Landlord; provided, however if such work is performed by persons who are not employees of Landlord, Tenant shall pay to Landlord, upon receipt of billing therefor, the costs for supervision and control of such persons as Landlord may determine to be necessary. If Landlord authorizes persons requested by Tenant to perform such work, prior to the commencement of any such work, on request, Tenant shall deliver to Landlord certificates issued by insurance companies qualified to do business in the State of Colorado, evidencing that workmen's compensation, public liability insurance, and property damage insurance, all in the amounts, with companies and on forms satisfactory to Landlord, are in force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform such work. All such policies shall name Landlord and any Mortgagee (as defined in Paragraph 20) as an additional insured. Each such certificate shall provide that the same may not be canceled or modified without ten (10) days' prior written notice to Landlord and such Mortgagee. Further, Landlord and such Mortgagee shall have the right to post notices in the Premises in locations which will be visible by parties performing any work on the Premises stating that Landlord is not responsible for the payment for such work and setting forth such other information as Landlord may deem necessary. Alterations, repair, and maintenance work shall be performed in a manner which will not unreasonably interfere with, delay, or impose any additional expense upon Landlord in the maintenance or operation of the Building or upon other tenants' use of their premises.

          B. Tenant shall keep the Premises in as good order, condition, and repair and in an orderly state, as when they were entered upon, loss by fire or other casualty or ordinary wear excepted. Subject to Landlord's obligation to make repairs in the event of certain casualties, as set forth in Paragraph 18 below, Landlord shall have no obligation for the repair or replacement of any portion of the interior of the Premises which is damaged or wears out during the term hereof regardless of the cause therefor, including but not limited to carpeting, draperies, window coverings, wall coverings, painting or any of Tenant's property or betterments in the Premises.

          C. All Alterations and permanent fixtures installed in the Premises, including, by way of illustration and not by limitation, all partitions, paneling, carpeting, drapes or other window coverings, and light fixtures (but not including movable office furniture not attached to the Building), shall be deemed a part of the real estate and the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof without molestation, disturbance, or injury at the end of the Primary Lease Term, or any extension thereof, whether by lapse of time or otherwise, unless Landlord by notice given to Tenant no later than fifteen (15) days prior to the end of the term shall elect to have Tenant remove all or any of the Alterations, and in such event, Tenant shall promptly remove at Tenant's expense the Alterations specified by Landlord and restore the Premises to their condition prior to the making of the same, reasonable wear and tear excepted.

     12. MECHANICS' LIENS. Tenant shall pay or cause to be paid all costs for work done by Tenant or caused to be done by Tenant on the Premises (including work performed by Landlord or its contractor at Tenant's request following the commencement of the Primary Lease Term) of a character which will or may result in liens on Landlord's interest therein and Tenant will keep the Premises free and clear of all mechanics' liens, and other liens on account of work done for Tenant or persons claiming under it. Tenant hereby agrees to indemnify, defend, and save Landlord harmless of and from all liability, loss, damage, costs, or expenses, including attorneys' fees, on account of any claims of any nature whatsoever including claims or liens of laborers or materialmen or others for work performed for or materials or supplies furnished to Tenant or persons claiming under Tenant. Should any liens be filed or recorded against the Premises or any action affecting the title thereto be commenced as a result of such work (which term includes the supplying of materials), Tenant shall cause such liens to be removed of record within five (5) days after notice from Landlord. If Tenant desires to contest any claim of lien, Tenant shall furnish to Landlord adequate security of at least one hundred fifty percent (150%) of the amount of the claim, plus estimated costs and interest and, if a final judgment establishing the validity or existence of any lien for any amount is entered, Tenant shall pay and satisfy the same at once. If Tenant shall be in default in paying any charge for which a mechanic's lien or suit to foreclose the lien has been recorded or filed and shall not have given Landlord security as aforesaid, Landlord may (but without being required to do so) pay such lien or claim and any costs, and the amount so paid, together with reasonable attorney's fees incurred in connection therewith, shall be immediately due from Tenant to Landlord.

     13.  SUBLETTING AND ASSIGNMENT.

          A. Tenant shall neither sublet any part of the Premises nor assign this Lease or any interest herein without the written consent of Landlord first being obtained, which consent, as to any subletting of less than twenty-five percent (25%) of the Premises, will not be unreasonably withheld provided that: (1) Tenant has complied with the provision of subparagraph D below and Landlord has declined to exercise its rights thereunder; (2) the proposed subtenant or assignee is engaged in a business and the Premises will be used in a manner which is in keeping with the then standards of the Building and does not conflict with any exclusive use rights granted to any other tenant; (3) the proposed subtenant or assignee has a reputation and standing in the business community consistent with the image of tenants in a first-class office building and has reasonable financial worth in light of the responsibilities involved and Tenant shall have provided Landlord with reasonable proof thereof; (4) Tenant is not in default hereunder at the time it makes its request for such consent; (5) the proposed subtenant or assignee is not a governmental or quasi-governmental agency; (6) the proposed subtenant or assignee is not a tenant under, or is not currently negotiating, a lease with Landlord in any Building owned by Landlord in the southeast Denver metropolitan area (including the Building); or (7) the rent under such sublease or assignment is not less than the rent to be paid by Tenant for such space under the Lease and is not less than 85% of the rental rate then being offered by Landlord for similar space in the Building. Notwithstanding anything contained herein to the contrary, Tenant acknowledges that if the use of the Premises by any proposed subtenant or assignee would require compliance by Landlord and the Building with any current or future laws to a greater extent than that required prior to the proposed occupancy by such subtenant or assignee, Landlord, at its sole option, may refuse to grant such consent, unless, as an express condition thereof, Tenant and/or such assignee or subtenant bears the entire cost of such greater compliance.

          B. If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect the rent from the assignee, subtenant, or occupant and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy, or collection shall be deemed an acceptance of the assignee, subtenant, or occupant as the Tenant hereof or a release of Tenant from further performance by Tenant of covenants on the part of Tenant herein contained. A sale by Tenant of all or substantially all of its assets or all or substantially all of its stock if Tenant is a publicly traded corporation, a merger of Tenant with another corporation, the transfer of twenty-five percent (25%) or more of the stock in a corporate tenant whose stock is not publicly traded, or transfer of twenty-five percent (25%) or more of the beneficial ownership interests in a partnership tenant shall constitute a prohibited assignment hereunder. Consent by Landlord to any one Assignment or sublease shall not in any way be construed as relieving Tenant from obtaining the Landlord's express written consent to any further Assignment or sublease. Notwithstanding the consent of Landlord to any sublease or Assignment, Tenant shall not be relieved from its primary obligations hereunder to Landlord, including, but not limited to the payment of all Base Rent and Tenant's Pro Rata Share of increases in Operating Expenses. Landlord's consent to any requested sublease or Assignment shall not waive Landlord's right to refuse to consent to any other such request or to terminate this Lease if such request is made, all as provided herein. If Tenant collects any rental or other amounts from a subtenant or assignee in excess of the Base Rent and Tenant's Pro Rata Share of increases in Operating Expenses for any monthly period, Tenant shall pay to Landlord on a monthly basis, as and when Tenant receives the same, all such excess amounts received by Tenant.

          C. Notwithstanding anything contained in this Paragraph 13 to the contrary, in the event Tenant requests Landlord's consent to sublet twenty-five percent (25%) or more of the Premises or to assign twenty-five percent (25%) or more of its interest in this Lease, Landlord shall have the right to: (1) consent to such sublease or Assignment in its sole discretion;
(2) refuse to grant such consent in Landlord's sole discretion; or (3) refuse to grant such consent and terminate this Lease as to the portion of the Premises with respect to which such consent was requested; provided, however, if Landlord refuses to grant such consent and elects to terminate the Lease as to such portion of the Premises, Tenant shall have the right within fifteen (15) days after notice of Landlord's exercise of its right to terminate to withdraw Tenant's request for such consent and remain in possession of the Premises under the terms and conditions hereof. In the event the Lease is terminated as set forth herein, such termination shall be effective as of the date set forth in a written notice from Landlord to Tenant, which date shall in no event be more than thirty (30) days following such notice.

          D. Tenant hereby agrees that in the event it desires to sublease all or any portion of the Premises or assign this Lease to any party, in whole or in part, (herein "Assignment"), Tenant shall notify Landlord not less than ninety (90) days prior to the date Tenant desires to sublease such portion of the Premises or assign this Lease ("Tenant's Notice"). Tenant's Notice shall set forth the description of the portion of the Premises to be so sublet or assigned and the terms and conditions on which Tenant desires to sublet the Premises or assign this Lease. Landlord shall have sixty (60) days following receipt of Tenant's Notice within which to attempt to sublet the Premises or assign this Lease on Tenant's behalf (or to exercise Landlord's rights pursuant to subparagraph C above if Tenant's Notice discloses that twenty-five percent (25%) or more of the Premises is involved). In the event that the space covered by Tenant's Notice is leased by Landlord, rent and other sums due from the subtenant in accordance with the sublease shall be paid to Tenant for Tenant's account and Landlord shall have no responsibility whatsoever for the observance and performance by such subtenant of its obligations under its sublease with Tenant. Landlord shall be under no obligation to find a prospective subtenant or assignee. If Landlord is unwilling or unable to locate a subtenant or assignee (and, if applicable, declines to exercise its rights pursuant to subparagraph C above), Landlord will notify Tenant not later than sixty (60) days after the date Landlord receives Tenant's Notice and Tenant shall be free to sublet the portion of the Premises in question or assign the applicable portion of its interest in this Lease to any third party on terms substantially identical to those described in Tenant's Notice, subject to Landlord's consent as set forth in subparagraph A above. If Tenant is unable to sublet said portion of the Premises or assign the applicable portion of its interest in this Lease on said terms and conditions within one hundred twenty (120) days following its original notice to Landlord, Tenant agrees to reoffer the Premises to Landlord in accordance with the provisions hereof prior to leasing or assigning the same to any third party.

          E. All documents utilized by Tenant to evidence any subletting or assignment to which Landlord has consented shall be subject to prior approval by Landlord or its counsel. Tenant shall pay on demand all of Landlord's costs and expenses, including reasonable attorneys' fees, incurred in determining whether or not to consent to any requested sublease or Assignment and in reviewing and approving such documentation.

          F. Landlord and Tenant understand that notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the Bankruptcy Code of the United States may have certain rights to assume or assign this Lease. If a trustee in bankruptcy is entitled to assume control over Tenant's rights under this Lease and assigns such rights to any third party, the Base Rent to be paid hereunder by such party shall be increased to the then current Base Rent (if greater than then being paid for the Premises) which Landlord would charge for comparable space in the Building as of the date of such third party's occupancy of the Premises. Landlord and Tenant further understand that in any event Landlord is entitled under the Bankruptcy Code to Adequate Assurance of future performance of the terms and provisions of this Lease. For purposes of any such assumption or assignment, the parties hereto agree that the term "ADEQUATE ASSURANCE" shall include at least the following:

               i. In order to assure Landlord that the proposed assignee will have the resources with which to pay the rent called for herein, any proposed assignee must have demonstrated to Landlord's satisfaction a net worth (as defined in accordance with generally accepted accounting principles consistently applied) at least as great as the net worth of Tenant on the date this Lease became effective increased by seven percent (7%), compounded annually, for each year from the Lease Commencement Date through the date of the proposed assignment. The financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

               ii. Any proposed assignee of this Lease must assume and agree to be bound by the terms, provisions, and covenants of this Lease.

     14. DAMAGE TO PROPERTY. Tenant shall neither hold nor attempt to hold Landlord liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, steam, or any repairs, alterations, injury, accident, or any other cause to the Premises, to any furniture, fixtures, Tenant improvements, or other personal property of Tenant kept or stored in the Premises, or in other parts of the Building Complex not herein demised, whether by reason of the negligence or default of the owners or occupants thereof or any other person or otherwise and the keeping or storing of all property of Tenant in the Building Complex and/or Premises shall be at the sole risk of Tenant. Tenant shall obtain and maintain throughout the term of this Lease "all risk" or "multi-peril" insurance on and for the full cost of replacement of all of Tenant's property and betterments in the Premises, including, without limitation all furniture, fixtures, personal property and all tenant finish in excess of Building Standard items.

     15.  INDEMNITY TO LANDLORD.

          A. Tenant hereby agrees to indemnify, defend, and save Landlord harmless of and from all liability, loss, damages, costs, or expenses, including attorneys' fees, on account of injuries to the person or property of Landlord or of any other tenant in the Building Complex or to any other person rightfully in said Building Complex for any purpose whatsoever, where the injuries are caused by the negligence, misconduct or breach of this Lease by the Tenant, Tenant's agents, servants, or employees or of any other person entering upon the Premises under express or implied invitation of Tenant or where such injuries are the result of the violation of the provisions of this Lease by any of such persons. This indemnity shall survive termination or earlier expiration of this Lease.

          B. In addition to the above, Tenant shall obtain and maintain throughout the term of this Lease a commercial general liability policy, including protection against death, personal injury and property damage, issued by an insurance company qualified to do business in the State of Colorado, with a single limit of not less than One Million Dollars ($1,000,000.00). All such policies shall name Landlord as an additional insured. Each such policy shall provide that the same may not be canceled or modified without at least twenty (20) days' prior written





                                      -17
notice to Landlord and any Mortgagee (as defined in Paragraph 20). Prior to occupancy of the Premises, and thereafter from time to time, Tenant shall deliver certificates evidencing that such insurance, as required under Paragraph 14 above and this Paragraph 15, is in force and effect. The limits of said insurance shall not, under any circumstances, limit the liability of Tenant hereunder.

     16. SURRENDER AND NOTICE. Upon the expiration or other termination of the term of this Lease, Tenant shall promptly quit and surrender to Landlord the Premises broom clean, in good order and condition, ordinary wear and tear and loss by fire or other casualty excepted unless due to the negligence of Tenant, and Tenant shall remove all of its movable furniture and other effects and such Alterations as Landlord shall require Tenant to remove pursuant to Paragraph 11 hereof. In the event Tenant fails to vacate the Premises on a timely basis as required, Tenant shall be responsible to Landlord for all costs incurred by Landlord as a result of such failure, including, but not limited to, any amounts required to be paid to third parties who were to have occupied the Premises.

     17.  INSURANCE, CASUALTY, AND RESTORATION OF PREMISES.

          A. Landlord shall maintain casualty insurance on the shell and core of the Building, on the Premises to the extent of the base tenant finish per the then-current standard allowance provided by Landlord to tenants in the Building therein and in the Building Complex, in such amounts, from such companies, and on such terms and conditions, including loss of rental insurance for such period of time as Landlord deems appropriate, from time to time.

          B. If the Premises or the Building shall be so damaged by fire or other casualty as to render the Premises wholly untenantable and if such damage shall be so great that a competent architect, in good standing, selected by Landlord shall certify in writing to Landlord and Tenant within sixty (60) days of said casualty that the Premises, with the exercise of reasonable diligence, cannot be made fit for occupancy within one hundred eighty (180) working days from the happening thereof, then this Lease shall cease and terminate from the date of the occurrence of such damage and Tenant shall thereupon surrender to Landlord the Premises and all interest therein hereunder and Landlord may reenter and take possession of the Premises and remove Tenant therefrom. Tenant shall pay rent, duly apportioned, up to the time of such termination of this Lease. If, however, the damage shall be such that said architect shall certify within said sixty (60) day period that the Premises can be made tenantable within said one hundred eighty (180) day period, then, except as hereinafter provided, Landlord shall repair the damage so done (to the extent of the base tenant finish per the then-current standard allowance provided by Landlord to tenants in the Building) with all reasonable speed.

          C. If the Premises shall be slightly damaged by fire or other casualty, but not so as to render the same wholly untenantable or to require a repair period in excess of one hundred eighty (180) days, then, Landlord, after receiving notice in writing of the occurrence of the casualty, except as hereafter provided, shall cause the same to be repaired to the extent of the base tenant finish per the then-current standard allowance provided by Landlord to tenants in the Building with reasonable promptness. If the estimated repair period as established in accordance with the provisions of subparagraph B above exceeds one hundred eighty (180) days, then the provisions of subparagraph B shall control notwithstanding the fact that the Premises are not wholly untenantable.

          D. In case the Building throughout shall be so injured or damaged, whether by fire or otherwise (though said Premises may not be affected, or if affected, can be repaired within said one hundred eighty (180) days), that, within sixty (60) days after the happening of such injury, Landlord shall decide not to reconstruct or rebuild said Building, then, notwithstanding anything contained herein to the contrary, upon notice in writing to that effect given by Landlord to Tenant within said sixty (60) days, Tenant shall pay the rent, properly apportioned up to such date, this Lease shall terminate from the date of delivery of said written notice, and both parties hereto shall be freed and discharged of all further obligations hereunder.

          E. Landlord and Tenant hereby waive any and all rights of recovery against the other, their officers, agents, and employees occurring out of the use and occupancy of the Premises for loss or damage to their respective real and/or personal property arising as a result of a casualty or condemnation contemplated by this Paragraph 17. Each of the parties shall, upon obtaining the policies of insurance required by this Lease, notify the insurance carrier that the foregoing waiver is contained in this Lease and shall require such carrier to include an appropriate waiver of subrogation provision in the policies.

          F. Provided that the casualty is not the fault of Tenant, Tenant's agents, servants, or employees, Tenant's rent shall abate during any such period of repair and restoration, but only to the extent of any recovery by Landlord under its rental insurance related to the Premises in the same proportion that the part of the Premises rendered untenantable bears to the whole.

     18. CONDEMNATION. If the entire Premises or substantially all of the Premises or any portion of the Building Complex which shall render the Premises untenantable shall be taken by right of eminent domain or by condemnation or shall be conveyed in lieu of any such taking, then this Lease, at the option of either Landlord or Tenant exercised by either party giving notice to the other of such termination within thirty (30) days after such taking or conveyance, shall forthwith cease and terminate and the rent shall be duly apportioned as of the date of such taking or conveyance. Tenant thereupon shall surrender the Premises and all interest therein under this Lease to Landlord and Landlord may reenter and take possession of the Premises or remove Tenant therefrom. In the event less than all of the Premises shall be taken by such proceeding, Landlord shall promptly repair the Premises as nearly as possible to its condition immediately prior to said taking, unless Landlord elects not to reconstruct or rebuild as described in subparagraph D of Paragraph 17 above. In the event of any such taking or conveyance, Landlord shall receive the entire award or consideration for the portion of the Building so taken.

     19.  DEFAULT BY TENANT.

          A. Each one of the following events is herein referred to as an "Event of Default":

               (1) Any failure by Tenant to pay the rent or any other monetary sums required to be paid hereunder on the date such sums are due shall be deemed a default. Notwithstanding the foregoing, Tenant may cure a default under this provision at any time prior to five (5) business days after written notice of such default is given by Landlord exercising its remedies as to such default under this Lease; provided, however, Tenant shall not be entitled to more than two (2) notices of a delinquency in payment during any calendar year and, if thereafter during such calendar year any rent or other amounts owing hereunder are not paid when due, an Event of Default shall be deemed to have occurred immediately even though no notice thereof is given;

               (2)  Tenant shall vacate or abandon the Premises;

               (3) This Lease or the estate of Tenant hereunder shall be transferred to or shall pass to or devolve upon any other person or party except in the manner set forth in Paragraph 13;

               (4) This Lease or the Premises or any part thereof shall be taken upon execution or by other process of law directed against Tenant or shall be taken upon or subject to any attachment at the instance of any creditor of or claimant against Tenant and said attachment shall not be discharged or disposed of within fifteen (15) days after the levy thereof;

               (5) The filing of any petition or the commencement of any case or proceeding by the Tenant under any provision or chapter of the Federal Bankruptcy Act, the Federal Bankruptcy Code, or any other federal or state law relating to insolvency, bankruptcy, or reorganization or the adjudication that the Tenant is insolvent or bankrupt or the entry of an order for relief under the Federal Bankruptcy Code with respect to Tenant;

               (6) The filing of any petition or the commencement of any case or proceeding described in subparagraph (5) above against the Tenant, unless such petition and all proceedings initiated thereby are dismissed within sixty (60) days from the date of such filing; the filing of an answer by Tenant admitting the allegations of any such petition; the appointment of or taking possession by a custodian, trustee or receiver for all or any assets of the Tenant, unless such appointment is vacated or dismissed within sixty
(60) days from the date of such appointment;

               (7) The insolvency of the Tenant or the execution by the Tenant of an assignment for the benefit of creditors; the convening by Tenant of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of the Tenant generally to pay its debts as they mature;

               (8) The admission in writing by Tenant, or any partner of Tenant if Tenant is a partnership, that he is unable to pay his debts as they mature or he is generally not paying his debts as they mature;

               (9) Tenant shall fail to take possession of the Premises on the date the Primary Lease Term commences;

               (10) Tenant shall fail to perform any of the other agreements, terms, covenants, or conditions hereof on Tenant's part to be performed and such non-performance shall continue for a period of thirty (30) days after written notice thereof by Landlord to Tenant or, if such performance cannot be reasonably had within such thirty (30) day period, Tenant shall not in good faith have commenced such performance within such thirty (30) day period and shall not diligently proceed therewith to completion; provided, however, if Tenant fails to perform any of the other agreements, covenants or conditions hereof repeatedly during the term of this Lease, Tenant shall no longer have the opportunity to cure any subsequent failure and an Event of Default shall be deemed to have occurred immediately upon such failure.

          B. REMEDIES OF LANDLORD. If any one or more Event of Default shall happen, then Landlord shall have the right at Landlord's election, then or at any time thereafter, either:

               (1) (a) Without demand or notice, to reenter and take possession of the Premises or any part thereof and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove the effects of both or either, without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rent or preceding breach of covenants or conditions. Should Landlord elect to reenter, as provided in this subparagraph (1), or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part thereof, either alone or in conjunction with other portions of the Building of which the Premises are a part, in Landlord's or Tenant's name but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the term of this Lease) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord in its uncontrolled discretion, may determine and Landlord may collect and receive the rents therefor. Landlord shall in no way be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. No such reentry or taking possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention be given to Tenant. No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in said notice.

                    (b) If Landlord elects to take possession of the Premises as provided in this subparagraph (1) without terminating the Lease, Tenant shall pay to Landlord (i) the rent and other sums as herein provided, which would be payable hereunder if such repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord's expenses incurred in connection with such reletting, including, but without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, expenses of employees, alteration, remodeling, and repair costs and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the existing term or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith, as provided aforesaid, will be made in determining the net proceeds received from such reletting. In addition, in determining the net proceeds from such reletting, any rent concessions will be apportioned over the term of the new lease. Tenant shall pay such amounts to Landlord monthly on the days on which the rent and all other amounts owing hereunder would have been payable if possession had not been retaken and Landlord shall be entitled to receive the same from Tenant on each such day;
or

               (2) To give Tenant written notice of intention to terminate this Lease on the date of such given notice or on any later date specified therein and, on the date specified in such notice, Tenant's right to possession of the Premises shall cease and the Lease shall thereupon be terminated, except as to Tenant's liability hereunder as hereinafter provided, as if the expiration of the term fixed in such notice were the end of the term herein originally demised. In the event this Lease is terminated pursuant to the provisions of this subparagraph (2), Tenant shall remain liable to Landlord for damages in an amount equal to the rent and other sums which would have been owing by Tenant hereunder for the balance of the term had this Lease not been terminated less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all Landlord's expenses in connection with such reletting, including, but without limitation, the expenses enumerated above. Landlord shall be entitled to collect such damages from Tenant monthly on the days on which the rent and other amounts would have been payable hereunder if this Lease had not been terminated and Landlord shall be entitled to receive the same from Tenant on each such day. Alternatively, at the option of Landlord, in the event this Lease is terminated, Landlord shall be entitled to recover forthwith against Tenant as damages for loss of the bargain and not as a penalty an amount equal to the worth at the time of termination of the excess, if any, of the amount of rent reserved in this Lease for the balance of the term hereof over the then Reasonable Rental Value of the Premises for the same period plus all amounts incurred by Landlord in order to obtain possession of the Premises and relet the same, including attorneys' fees, reletting expenses, alterations and repair costs, brokerage commissions and all other like amounts. It is agreed that the "Reasonable Rental Value" shall be the amount of rental which Landlord can obtain as rent for the remaining balance of the term.

          C. CUMULATIVE REMEDIES. Suit or suits for the recovery of the rents and other amounts and damages set forth hereinabove may be brought by Landlord, from time to time, at Landlord's election, and nothing herein shall be deemed to require Landlord to await the date whereon this Lease or the term hereof would have expired had there been no such default by Tenant or no such termination, as the case may be. Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise. All such rights and remedies shall be considered cumulative and non-exclusive. All costs incurred by Landlord in connection with collecting any rent or other amount and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, shall also be recoverable by Landlord from Tenant. Further, if an action is brought pursuant to the terms and provisions of the Lease, the prevailing party in such action shall be entitled to recover from the other party any and all reasonable attorneys' fees incurred by such prevailing party in connection with such action.

          D. NO WAIVER. No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof or to exercise any right or remedy consequent upon a breach thereof and no acceptance of full or partial rent during the continuance of any such breach shall constitute a waiver of any such breach or of such agreement, term, covenant, or condition. No agreement, term, covenant, or condition hereof to be performed or complied with by Tenant and no breach thereof shall be waived, altered, or modified, except by written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease but each and every agreement, term, covenant, and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. Notwithstanding any termination of this Lease, the same shall continue in force and effect as to any provisions which require observance or performance by Landlord or Tenant subsequent to such termination.

          E. BANKRUPTCY. Nothing contained in this Paragraph 19 shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization, or dissolution proceeding an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to, or less than the amounts recoverable, either as damages or rent, referred to in any of the preceding provisions of this Paragraph. Notwithstanding anything contained in this Paragraph to the contrary, any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, or appointment of a receiver or trustee, as set forth above, shall be considered to be an Event of Default only when such proceeding, action, or remedy shall be taken or brought by or against the then holder of the leasehold estate under this Lease.

          F. LATE PAYMENT CHARGE. Any rents or other amounts owing hereunder which are not paid within five (5) days after the date they are due shall thereafter bear interest at the rate of three percentage points over the Prime Rate then being charged by Wells Fargo Bank, N.A. or its successor, to its most credit-worthy customers on an unsecured basis for short term loans (the "Prime Rate") or the highest rate permitted by applicable usury law, whichever is lower, until paid. Further, in the event any rents or other amounts owing hereunder are not paid within five

(5) days after written notice, Landlord and Tenant agree that Landlord will incur additional administrative expenses, the amount of which will be difficult if not impossible to determine. Accordingly, Tenant shall pay to Landlord an additional, one-time late charge for any such late payment in the amount of five percent (5%) of such payment. Any amounts paid by Landlord to cure any defaults of Tenant hereunder, which Landlord shall have the right but not the obligation to do, shall, if not repaid by Tenant within five (5) days of demand by Landlord, thereafter bear interest at the rate of three percentage points over the Prime Rate or the highest rate permitted by applicable usury law, whichever is lower, until paid.

          G. WAIVER OF JURY TRIAL. TENANT AND LANDLORD HEREBY WAIVE (TO THE EXTENT ALLOWED BY LAW) ANY AND ALL RIGHTS TO A TRIAL BY JURY IN SUIT OR SUITS BROUGHT TO ENFORCE ANY PROVISION OF THIS LEASE OR ARISING OUT OF OR CONCERNING THE PROVISIONS OF THIS LEASE.

     20. DEFAULT BY LANDLORD. In the event of any alleged default on the part of Landlord hereunder, Tenant shall give written notice to Landlord in the manner herein set forth and shall afford Landlord a reasonable opportunity to cure any such default. Notice to Landlord of any such alleged default shall be ineffective unless notice is simultaneously delivered to any holder of a Mortgage and/or Trust Deed affecting all or any portion of the Building Complex ("Mortgagees"), as hereafter provided. Tenant agrees to give all Mortgagees, by certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified, in writing (by way of notice of Assignment of Rents and Leases, or otherwise), of the address of such Mortgagees. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagees shall have an additional thirty (30) days within which to cure such default or, if such default cannot be cured within that time, then such additional time as may be necessary, if, within such thirty (30) days, any Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued. In no event will Landlord or any Mortgagee be responsible for any consequential damages incurred by Tenant as a result of any default, including, but not limited to, lost profits or interruption of business as a result of any alleged default by Landlord hereunder.

     21.  SUBORDINATION AND ATTORNMENT.

          A. This Lease, at Landlord's option, shall be subordinate to any mortgage or deed of trust (now or hereafter placed upon the Building Complex, or any portion thereof), including any amendment, modification, or restatement of any of such documents, and to any and all advances made under any mortgage or deed of trust and to all renewals, modifications, consolidations, replacements, and extensions thereof. Tenant agrees that with respect to any of the foregoing documents, no documentation, other than this Lease, shall be required to evidence such subordination.

          B. If any holder of a mortgage or deed of trust shall elect to have this Lease superior to the lien of the holder's mortgage or deed of trust and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage or deed of trust, whether this Lease is dated prior or subsequent to the date of said mortgage or deed of trust or the date of recording thereof.

          C. In confirmation of such subordination or superior position, as the case may be, Tenant agrees to execute such documents as may be required by Landlord or its Mortgagee to evidence the subordination of its interest herein to any of the documents described above, or to evidence that this Lease is prior to the lien of any mortgage or deed of trust, as the case may be, and failing to do so within ten (10) days after written demand, Tenant does hereby make, constitute, and irrevocably appoint Landlord as Tenant's attorney-in-fact and in Tenant's name, place and stead, to do so.

          D. Tenant hereby agrees to attorn to all successor owners of the Building Complex, whether or not such ownership is acquired as a result of a sale, through foreclosure of a deed of trust or mortgage, or otherwise.

     22. REMOVAL OF TENANT'S PROPERTY. All movable furniture and personal effects of Tenant not removed from the Premises upon the vacation or abandonment thereof or upon the termination of this Lease for any cause whatsoever shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant or any other person and without obligation to account therefor and Tenant shall pay Landlord all expenses incurred in connection with the disposition of such property.

     23. HOLDING OVER: TENANCY MONTH-TO-MONTH. If, after the expiration of this Lease, Tenant shall remain in possession of the Premises and continue to pay rent, and Landlord shall accept such rent, without any express written agreement as to such holding over, then such holding over shall be deemed and taken to be a holding upon a tenancy from month-to-month, subject to all the terms and conditions hereof on the part of Tenant to be observed and performed and at a monthly rent equivalent to two hundred percent (200%) of the monthly installments paid by Tenant immediately prior to such expiration or the current market rental rate for the Premises, whichever is greater. All such rent shall be payable in advance on the same day of each calendar month. Such month-to-month tenancy may be terminated by either party upon ten (10) days' notice prior to the end of any such monthly period. Nothing contained herein shall be construed as obligating Landlord to accept any rental tendered by Tenant after the expiration of the term hereof or as relieving Tenant of its liability pursuant to Paragraph 16 and any holdover without Landlord's consent shall be deemed a default hereunder entitling Landlord to all of its rights and remedies set forth in Paragraph 19 above, including, without limitation, its right to recover consequential damages resulting from said holdover.

     24. PAYMENTS AFTER TERMINATION. No payments of money by Tenant to Landlord after the termination of this Lease, in any manner, or after giving of any notice (other than a demand for payment of money) by Landlord to Tenant shall reinstate, continue, or extend the term of this Lease or affect any notice given to Tenant prior to the payment of such money, it being agreed that after the service of notice or the commencement of a suit or other final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of rent due or any other sums of money due under the terms of this Lease or otherwise exercise Landlord's rights and remedies hereunder and the payment of such sums of money, whether as rent or otherwise, shall not waive said notice or in any manner affect any pending suit or judgment theretofore obtained.

     25. STATEMENT OF PERFORMANCE. Tenant agrees at any time and from time to time, upon not less than ten (10) days' prior written request by Landlord, to execute, acknowledge, and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), that there have been no defaults thereunder by Landlord or Tenant (or, if there have been defaults, setting forth the nature thereof), the date to which the rent and other charges have been paid in advance, if any, and such other information as Landlord may request. It is intended that any such statement delivered pursuant to this Paragraph may be relied upon by any prospective purchaser of all or any portion of Landlord's interest herein or a holder of any mortgage or deed of trust encumbering the Building Complex. Tenant's failure to deliver such statement within such time shall be conclusive upon Tenant that: (i) this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) there are no uncured defaults in Landlord's performance; and (iii) not more than one (1) month's rent has been paid in advance. Further, upon request, Tenant will supply to Landlord a corporate or partnership resolution, as the case may be, certifying that the party signing said statement of Tenant is properly authorized to do so.

     26.  MISCELLANEOUS.

          A. The term "Landlord" as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Building Complex at the time in question and, in the event of any transfer or transfers of the title thereto, Landlord herein named (and in the case of any subsequent transfers or conveyances, the then grantor) shall be automatically released, from and after the date of such transfer or conveyance, of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer in which Tenant has an interest shall be turned over to the grantee and any amount then due and payable to Tenant by Landlord or the then grantor under any provisions of this Lease shall be paid to Tenant.

          B. The termination or mutual cancellation of this Lease shall not work a merger, and such termination or mutual cancellation shall, at the option of Landlord, either terminate all subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.

          C. The Tenant agrees that, for the purposes of completing or making repairs or alterations in any portion of the Building, Landlord may use one or more of the street entrances, the halls, passageways, and elevators of the Building.

          D. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant shall not be entitled to any setoff of the rent or other amounts owing hereunder against Landlord if Landlord fails to perform its obligations set forth herein; provided, however, the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building Complex or any portion thereof and an opportunity granted to Landlord and such holder to correct such violation as provided in Paragraph 20 above.

          E. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the term of this Lease, then and in that event it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid, or unenforceable there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

          F. The caption of each paragraph is added as a matter of convenience only and shall be considered of no effect in the construction of any provision or provisions of this Lease.

          G. Except as herein specifically set forth, all terms, conditions, and covenants to be observed and performed by the parties hereto shall be applicable to and binding upon their respective heirs, administrators, executors, and assigns. The terms, conditions, and covenants hereof shall also be considered to be covenants running with the land to the fullest extent permitted by law.

          H. Tenant and the party executing this Lease on behalf of Tenant represent to Landlord that such party is authorized to do so by requisite action of the board of directors or partners, as the case may be, and agree, upon request, to deliver to Landlord a resolution or similar document or opinion of counsel to that effect.

          I. If there are more than one entity or person which or who are the Tenant under this Lease, the obligations imposed upon Tenant under this Lease shall be joint and several.

          J. No act or thing done by Landlord or Landlord's agents during the term hereof, including, but not limited to, any agreement to accept surrender of the Premises or to amend or modify this Lease, shall be deemed to be binding on Landlord, unless such act or thing shall be by a partner or officer of Landlord, as the case may be, or a party designated in writing by Landlord as so authorized to act. The delivery of keys to Landlord, or Landlord's agents, employees, or officers shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent and all other amounts owing, as herein stipulated, shall be deemed to be other than on account of the earliest stipulated rent or other amounts nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy available to Landlord.

          K. Landlord shall have the right at any time to change the name of the Building, to increase the size of the Building Complex by adding additional real property thereto, to construct other buildings or improvements on any portion of the Building Complex or to change the location and/or character of or to make alterations of or additions to the Building Complex. In the event any such additional buildings are constructed or Landlord increases the size of the Building Complex, Landlord and Tenant shall execute an Amendment to Lease which incorporates such modifications, additions, and adjustments to Tenant's Pro Rata Share, if necessary. Tenant shall not use the Building's name for any purpose other than as a part of its business address. Any use of such name in the designation of Tenant's business shall constitute a default under this Lease.

          L. Tenant covenants and agrees that no diminution of light, air, or view of or from the Building or any other building (whether or not constructed or owned by Landlord) shall entitle Tenant to any reduction of rent or other charges under this Lease, result in any liability of Landlord to Tenant, or in any way affect this Lease or Tenant's obligations hereunder.

          M. Notwithstanding anything to the contrary contained herein, Landlord's liability under this Lease shall be limited to Landlord's interest in the Building Complex.

          N. Tenant acknowledges and agrees that it has not relied upon any statements, representations, agreements, or warranties by Landlord, its agents or employees, except such as are expressed herein and that no amendment or modification of this Lease shall be valid or binding unless expressed in writing and executed by the parties hereto in the same manner as the execution of this Lease.

          O. Tenant agrees to make such modifications and amendments of this Lease as may hereafter be required to conform to any lender's requirements, so long as such modifications or amendments will not increase Tenant's obligations hereunder or materially alter its rights as set forth herein.

          P. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

          Q.   Tenant represents as follows:



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

               (1) Neither Tenant nor any of its affiliates (within the meaning of Part V(c) of Prohibited Transaction Exemption 84-14, 49 Fed.Reg. 9494 (1984), as amended ("PTE 84-14") has, or during the immediately preceding year, has exercised authority to:

                    (a) appoint or terminate the Prudential Insurance Company of America or Prudential Real Estate Investors ("Prudential") as investment manager over assets of any employee benefit plan invested in Landlord; or

                    (b) negotiate the terms of a management agreement with Prudential on behalf of any such plan;

               (2) Tenant is not a "related party" of Prudential (as defined in Part V(h) of PTE 84-14);

               (3) Tenant has negotiated and determined the terms of this Lease at arm's length, as such terms would be negotiated and determined by Tenant with unrelated parties; and

               (4) Tenant is not an "employee benefit plan" as defined in
Section 3(3) of the Employees Retirement Income Security Act of 1974, as amended ("ERISA"), a "plan" as defined in Section 4965(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), or any entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such employee benefit plan or plans.

     27.  AUTHORITIES FOR ACTION AND NOTICE.

          A. Except as herein otherwise provided, Landlord may act in any manner provided for herein by and through Landlord's Building Manager or any other person who shall from time to time be designated in writing.

          B. All notices, demands, statements or communications required or permitted to be given to Landlord hereunder shall be in writing and shall be deemed duly served when delivered personally to any officer of Landlord (or a partner of Landlord if Landlord is a partnership or to Landlord individually if Landlord is a sole proprietor) or manager of Landlord whose principal office is in the Building, or when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to Landlord at Landlord's principal office in the Building or at the most recent address of which Landlord has notified Tenant in writing. All notices, demands, statements or communications required to be given to Tenant hereunder shall be in writing and shall be deemed duly served when delivered personally to any officer of Tenant (or a partner of Tenant if Tenant is a partnership or to Tenant individually if Tenant is a sole proprietor) or manager of Tenant whose office is in the Building, when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to Tenant at the Premises, or, prior to Tenant's taking possession of the Premises, to the address known to Landlord as Tenant's principal office address. Either party shall have the right to designate in writing, served as above provided, a different address to which notice is to be mailed. The foregoing shall in no event prohibit notice from being given as provided in Rule 4 of Colorado Rules of Civil Procedure, as the same may be amended from time to time.

     28. RULES AND REGULATIONS. It is further agreed that the rules and regulations set forth on EXHIBIT D attached hereto shall be and are hereby made a part of this Lease and Tenant agrees that Tenant's employees and agents or any others permitted by Tenant to occupy or enter the Premises will at all times abide by said rules and regulations. A breach of any of such rules or regulations shall be deemed an Event of Default under this Lease and Landlord shall have all remedies as set forth in Paragraph 19 hereof.

     29. PARKING. Tenant shall be provided non-assigned surface parking in the Building parking lots at a ratio of one (1) space per three hundred (300) rentable square feet of office space leased. Based upon leasing 7,108 rentable square feet, this ratio equates to twenty-four (24) spaces, all of which will be provided at no expense to Tenant during the Primary Lease Term.

     30. SUBSTITUTE PREMISES. At any time during the Extension Term, Landlord shall have the right upon thirty (30) days' prior written notice to Tenant to substitute other substantially comparable space within the Building, including substantially comparable tenant finish, for the Premises (the "Substitute Premises"). Tenant shall relocate to the Substitute Premises on the date set forth in Landlord's notice (to occur no sooner than thirty
(30) days after receipt by Tenant of said notice). Landlord agrees to pay all reasonable expenses incurred by Tenant to move its furniture, fixtures, and equipment to the Substitute Premises. The suite number designation and Exhibit A shall be deemed revised to reflect the description of the Substitute Premises. Except for such revisions, the terms and provisions of the Lease shall be applicable to the Substitute Premises and the Substitute Premises shall be deemed to be the Premises under the Lease.

     31. BROKERAGE. Tenant hereby represents and warrants that Tenant has not employed any broker other than Frederick Ross Company in regard to this Lease and that Tenant has no knowledge of any other broker being instrumental in bringing about this Lease transaction except Cushman and Wakefield/Premisys Colorado, Inc., a Delaware corporation ("Cushman and Wakefield") which has acted as Landlord's leasing agent. Tenant shall indemnify Landlord against any expense incurred by Landlord as a result of any claim for brokerage or other commissions made by any other broker, finder, or agent, whether or not meritorious, employed by Tenant or claiming by, through, or under Tenant. Tenant acknowledges that Landlord shall not be liable for any representations by Cushman and Wakefield regarding the Premises, the Building, or this lease transaction.

     32.  TIME OF ESSENCE. Time is of the essence herein.

     33. OPTION TO EXTEND. Provided that this Lease is in full force and effect and no Event of Default, or event which but for the passage of time or the giving of notice, or both, would constitute an Event of Default has occurred and is continuing, Tenant shall have one option to extend the Lease for a period of one (1) year (the "Extension Term") beginning immediately after the Primary Lease Term upon the same terms and conditions provided in this Lease except that (i) Base Rent will be equal to the then-current market rental rate for the Premises as determined by the Landlord; and (ii) the option to extend stated in this Paragraph shall be deleted. Tenant may exercise this option by giving Landlord at least one hundred twenty (120) days written notice prior to the expiration of the Primary Lease Term.

     34. SIGNAGE. In the event that, and at such time as, Tenant leases more than 10,000 square feet in the Building, for a term of at least three years, at Tenant's request and sole expense, Landlord will put a Building-standard sign with Tenant's name on it on one or both of the two exterior monument signs located outside the Building. Further, prior to the installation of any sign, Tenant shall pay to Landlord a fee in an amount to be agreed upon between Landlord and Tenant, which fee shall be in addition to the costs of design and installation of any such sign.

     35. RIGHT OF FIRST REFUSAL. If, prior to the expiration or sooner termination of the Term of this Lease, (a) Landlord receives an offer to lease the 26,802 rentable square foot premises located on the third floor of the Building and shown on Exhibit A-2 hereto or (b) Landlord receives an offer to lease the 1,773 rentable square foot area adjacent to the Premises which is known as Suite 206 (either space shall be referred to as the "Refusal Space"), which Landlord desires to accept, and provided that Tenant is not in default, Landlord shall give Tenant written notice of such offer, setting forth the rental rate and all other terms and conditions of such offer, and Tenant shall have the exclusive first right and option to lease the Refusal Space by giving written notice to Landlord of its intention to lease the Refusal Space within three (3) business days after such notice, at the same price and on the same terms of any such offer, it being understood that in the event Tenant does not give notice of its intention to exercise said right and option to lease within said three (3) business day period, Landlord shall be free to lease the Refusal Space upon the same terms and conditions given to Tenant, and in the event the Refusal Space is not leased for any reason, Tenant shall have, upon the same conditions and notice, the continuing right and option to lease the same upon the terms of any subsequent offer or offers to lease. The termination of Tenant's right of first refusal for the Refusal Space for nonexercise, is automatic and self-executing, however, Tenant shall upon request, execute and deliver to Landlord a release of such right and option. Notwithstanding the foregoing, the right of first refusal with respect to Suite 206 shall be subordinate and subject to, the rights of any existing tenant of Suite 206, and an offer to lease by such tenant shall not activate a right of first refusal in favor of Tenant.

     IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed the day and year first-above written.

FIRSTWORLD COMMUNICATIONS, INC.,         THE PRUDENTIAL INSURANCE
a Delaware corporation                   COMPANY OF AMERICA, a New Jersey
                                         corporation

By: /s/ Scott Chase                      By: CUSHMAN AND WAKEFIELD/
   --------------------------------      PREMISYS COLORADO, INC., a
Its: Senior Vice President,              Delaware corporation, as agent for The
     Corporate & Government Affairs      Prudential Insurance Company of America
    -------------------------------

                                         By: /s/ Stephen M. Schwab
                                            -------------------------------
                                            Stephen M. Schwab
                                            Its: Director